CyberOptics Reports Strong First Quarter Operating Results

With Increased Orders and Backlog

Minneapolis, MN—April 26, 2006—CyberOptics Corporation (Nasdaq: CYBE) today reported significantly improved and above-expectation sales, operating income and net income as well as an increased order backlog for the first quarter of 2006 ended March 31.

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Consolidated sales totaled $14,718,000, an increase of 21% from $12,122,000 in the fourth quarter of 2005 and also up 30% from $11,289,000 in the first quarter of 2005. First quarter sales exceeded the previously-issued guidance for this period.

•	Operating income came to $1,842,000, an increase of 52% from $1,212,000 in the fourth quarter of 2005 and 40% from $1,313,000 in last year’s first quarter.

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Net income, based on an effective income tax rate of 35%, came to $1,456,000 or $0.16 per diluted share, which also exceeded the financial guidance for this period. First quarter earnings were reduced by approximately $0.02 per diluted share of stock compensation expenses. Earnings in the fourth quarter of 2005 were $5,202,000 or $0.58 per diluted share, which included a non-cash income tax benefit of $3,672,000 from the reduction of the valuation allowance on deferred tax assets. As a result of this reduction, pre-tax earnings started being fully taxed in this year’s first quarter. Earnings in the first quarter of 2005 came to $1,120,000 or $0.12 per diluted share, which were taxed at an effective rate of 24%.

Kathleen P. Iverson, president and chief executive officer, commented: “The sequential and year-over-year improvements in CyberOptics first quarter operating results were generated by growing customer demand across all of our product lines. We benefited from increased sales of electronic assembly sensors to both of our primary OEM customers, in addition to DEK International, which has embedded our fiducial/inspection camera into its industry-leading line of solder paste screen printers. Our inspection systems operation continued to benefit from strong sales of the SE 300 Ultra solder paste inspection system, particularly to many of Asia’s largest original design manufacturers. During the quarter, we also made initial shipments of the next-generation Flex Ultra automated optical inspection system, which was introduced earlier in the first quarter. In addition, sales of semiconductor products were higher. First quarter order bookings rose to $16,008,000, from $15,011,000 in last year’s fourth quarter. As a result, we ended the first quarter with an order backlog of $8,191,000, up 19% from $6,901,000 at the beginning of this period. Since the majority of this backlog is scheduled to ship in the second quarter and given our positive outlook for new orders, we believe the second quarter should be another good period for CyberOptics.”

Steven K. Case, Ph.D., chairman and founder, added: “The new products that we have introduced over the past year have positioned CyberOptics to capitalize upon the strengthening conditions in our targeted capital equipment markets. Consistent with our ongoing emphasis on R&D, development is currently underway on a number of important next-generation sensor and system products, which makes us optimistic about CyberOptics’ future.”

CyberOptics ended the first quarter of 2006 with cash and marketable securities of $43,547,000, up from $41,140,000 at the end of 2005 and $41,687,000 at the end of the first quarter of 2005.

CyberOptics is forecasting earnings of $0.11 to $0.15 per diluted share on sales of $13.5 to $14.5 million for the second quarter ending June 30. This guidance incorporates stock compensation expenses of approximately $0.03 per diluted share.

About CyberOptics

Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today.Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through May 3, 2006 by dialing 303-590-3000 and providing the 11058548 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended March 31,
	2006	2005

Revenue	$14,718	$11,289
Cost of revenue	7,083	4,910

Gross margin	7,635	6,379
Research and development expenses	2,033	1,709
Selling, general and administrative expenses	3,553	3,150
Amortization of intangibles	207	207

Income from operations	1,842	1,313
Interest income and other	394	157

Income before income taxes	2,236	1,470
Provision for income taxes	780	350

Net income	$1,456	$1,120

Net income per share - Basic	$0.16	$0.13
Net income per share - Diluted	$0.16	$0.12

Weighted average shares outstanding - Basic	8,929	8,859
Weighted average shares outstanding - Diluted	9,046	9,007

Condensed Consolidated Balance Sheets

	March 31, 2006	Dec. 31, 2005
	(Unaudited)

Assets
Cash and cash equivalents	$23,476	$19,592
Marketable securities	14,144	15,607
Accounts receivable, net	11,117	9,775
Inventories	8,275	7,512
Other current assets	899	924
Deferred tax assets	1,942	1,942

Total current assets	59,853	55,352
Marketable securities	5,927	5,941
Intangible and other assets, net	6,399	6,593
Fixed assets, net	1,573	1,378
Deferred tax assets	3,763	3,763

Total assets	$77,515	$73,027

Liabilities and Stockholders’ Equity
Accounts payable	$3,508	$2,633
Accrued expenses	5,465	4,204

Total current liabilities	8,973	6,837

Total stockholders’ equity	68,542	66,190

Total liabilities and stockholders’ equity	$77,515	$73,027

Backlog Schedule:

2nd Quarter 2006	—	$7,897
3rd Quarter 2006 and thereafter	—	294

Total backlog	—	$8,191